(d)(1)(iv)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between
VOYA MUTUAL FUNDS
and
VOYA INVESTMENTS LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

Voya Diversified Emerging	0.800% on all assets
Markets Debt Fund

Voya Global Bond Fund	0.500% on all assets

Direct Investments1
Voya Global Diversified	0.400% on assets

Payment Fund	Underlying Funds2

0.180% on assets

Voya Global Equity Dividend	0.500% on all assets
Fund

Voya Global High Dividend	0.500% on all assets
Low Volatility Fund

1"Direct Investments" is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

2"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

A-1

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

Direct Investments1
Voya Global Perspectives®	0.400% on assets

Fund	Underlying Funds2

0.200% on assets

Voya International High	0.500% on all assets
Dividend Low Volatility Fund

Voya Multi-Manager	Actively Managed Assets3
1.100% on assets
Emerging Markets Equity	Passively Managed Assets4
Fund
0.700% on assets

Voya Multi-Manager	0.850% on all assets
International Equity Fund

Voya Multi-Manager	0.650% on all assets
International Factors Fund

Voya Multi-Manager	1.000% of the first $500 million of assets;
0.950% of the next $500 million of assets; and
International Small Cap Fund
0.900% thereafter

Voya Russia Fund	1.350% on all assets

1"Direct Investments" shall mean assets which are not Underlying Funds.

2"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

3"Actively Managed Assets" shall mean assets which are not "Passively Managed Assets."

4"Passively Managed Assets" shall mean assets which are managed with a goal of replicating an index.

A-2